Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2026, with respect to the financial statements of Viking Therapeutics, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Costa Mesa, CA

July 29, 2026